United States securities and exchange commission logo





                           August 11, 2023

       Peter R. Ingram
       President and Chief Executive Officer
       Hawaiian Holdings, Inc.
       3375 Koapaka Street, Suite G-350
       Honolulu, HI 96819

                                                        Re: Hawaiian Holdings,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 3,
2023
                                                            File No. 333-273655

       Dear Peter R. Ingram:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              Amanda Urquiza